April 29, 2014

Mr. John Coleman, CEO

xG Technology, Inc.

240 South Pineapple Ave. Suite 701

Sarasota, FL 34236

Dear Mr. Coleman:

MB Technology Holdings, LLC ("MBTH") is pleased to submit this consulting agreement (the "Agreement") covering the terms and conditions by which MBTH will provide consulting services and act as strategic and financial advisor to xG Technology, Inc. (the "Company"). The Company hereby engages MBTH to provide consulting, technical, strategic and financial advisory services for the term provided in Section III-C, as more fully described below.

I.	Services provided by MBTH:

During the term of the Agreement, MBTH will perform the following on a monthly basis for the Company:

A.	Consult with the Company with regard to strategic planning and financial structuring and assist in negotiations with regard thereto.

B.	Advise the Company with regard to technical consulting on its products and services and serve as a reviewer of patent applications.

C.	Consult with the Company and their counsel on any legal matters relating to the Company’s listing on NASDAQ including but not limited to any legal matters to enforce the Company’s patent portfolio and or any legal matters taken against the Company.

D.	Seek and secure financing for the Company, whether by high yield debt financing, equity investment, other form of capital investment, except in regions in which the Company has already exclusively appointed a business representative to seek such opportunities.

II.	Terms and Conditions

A.	Company Information. In performing the services contemplated hereunder, MBTH will be relying on the information furnished by the Company (as well as the Company's authorized agents and representatives) and from information available from generally recognized public sources. MBTH will not independently verify and will not undertake or cause to have made an independent appraisal of any of the Company's assets, liabilities and/or business projections. The Company represents and warrants to MBTH that all material submitted to MBTH by the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

240 South Pineapple Avenue • Suite 701 • Sarasota, FL 34236 • 941.954.8701 • 941.954.8595 (F)

B.	Indemnification. In consideration of MBTH's services as the Company's advisor, the Company agrees to indemnify and hold harmless MBTH and its officers, directors, and employees against all claims, liabilities or expenses arising out of its performance hereunder unless MBTH's conduct has been found to constitute gross negligence or willful misconduct in a final judgment by a court of competent jurisdiction, in which event MBTH agrees to indemnify and hold harmless the Company and its officers, directors and employees against all claims, liabilities or expenses arising out of such gross negligence or willful misconduct.

C.	Confidential. All information provided to MBTH pursuant to this agreement will be used for purposes directly related to such engagement and will be kept strictly confidential by MBTH.

D.	Broker/Dealer Registration, etc. It is specifically understood that MBTH is not a registered broker/dealer or investment advisor and it is hereby acknowledged by the Company that MBTH will not be acting in those capacities.

E.	Limitation of MBTH's Authority. The relationship of MBTH to the Company is solely one of independent contractor, and MBTH has no power or authority to bind the Company and will not represent to any person that it has any power or authority to bind the Company.

III.	Compensation, Payment for Services Performed, and Miscellaneous Provisions.

In consideration for MBTH's services hereunder, the Company agrees to compensate MBTH as follows:

A.	Fees. The Company agrees to pay MBTH a retainer fee (the "Retainer Fee") of $25,000 per month.

B.	Expenses. The Company will be responsible for (1) fees and expenses, if any, charged by any lender, or other sources of financing; (2) fees, expenses or commissions, if any, payable to finders or to any legal, accounting, tax, surveyors, engineers and other professionals or advisors used or retained by the Company in connection with this engagement; (3) reasonable out-of-pocket expenses incurred in direct connection with the services to be rendered by MBTH hereunder, including but not limited to transportation, meals and lodging, telephone and courier charges; and (4) for such legal fees as are required to furnish the services contemplated hereunder, provided however that any such legal fee is first approved by the Company before being incurred.

C.	Term. This agreement shall be effective as of January 1, 2014 and shall automatically renew annually thereafter until sooner terminated by either party on thirty (30) days prior written notice. In the event of termination, the provisions of Sections II and III of the Agreement shall survive.

D.	Applicable Law. The Agreement shall be deemed to be made in, and governed and construed in accordance with the laws of the State of Florida.

If the foregoing terms correctly set forth our agreement, please confirm such Agreement by signing and returning to us one original copy of the Agreement. We look forward to receipt of your formal authorization to proceed.

If the foregoing terms correctly set forth our agreement, please confirm such Agreement by signing and returning to us one original copy of the Agreement. We look forward to receipt of your formal authorization to proceed.

Very truly yours,

MB TECHNOLOGY HOLDINGS, LLC

By:
Richard L. Mooers CEO

	Date:	May 5, 2014

Agreed and Accepted by:

__________________________________

John Coleman

CEO

xG Technology, Inc.

Date: May 5, 2014